EXHIBIT 10.1

AMENDMENT NO. 2 TO COMMON STOCK PURCHASE AGREEMENT

Reference is made to that certain Common Stock Purchase Agreement (the “Agreement”) dated September 1, 2022 by and between United Health Products, Inc., a Nevada corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”). The Company and the Investor hereby agree to amend the Agreement as set forth herein (the “Amendment”.) All capitalized terms not defined herein shall carry the meaning ascribed to them in the Agreement.

1.

The definition of “Purchase Price” shall be amended in its entirety to read as follows: “Purchase Price” shall mean 93% multiplied by the lower of the (i) average daily VWAP of the Common Stock during the Valuation Period or (ii) the most recent closing price of the Company’s Common Stock prior to receipt of Purchase Notice; provided, however, if the Common Stock is trading on any National Exchange, the Purchase Price shall mean 95% multiplied by the lower of the (i) average daily VWAP of the Common Stock during the Valuation Period or (ii) the most recent closing price of the Company’s Common Stock prior to receipt of Purchase Notice, and further provided that, in the event the Investor agrees to waive the Floor Price restriction as contemplated in Section 2.1 for any Purchase Notice, “Purchase Price” shall mean 90% multiplied by the lower of (i) the three lowest daily VWAP of the Common Stock during the Valuation Period or (ii) the most recent closing price of the Company’s Common Stock prior to the Investor’s receipt of Purchase Notice

All other terms of the Agreement shall remain unchanged.

In witness hereof, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized effective as of June 20, 2024.

United Health Products, Inc.

By:	/s/ Brian Thom
Name:	Brian Thom
Title:	Chief Executive Officer

White Lion Capital, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Partner